 EXHIBIT 4.1 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 STAKEHOLDERS AGREEMENT

STAKEHOLDERS AGREEMENT

by and among

FAHNESTOCK VINER Holdings Inc.,

ALBERT G. LOWENTHAL,

PHASE II FINANCIAL L.P.,

PHASE II Financial Limited,

THe ALBERT G. LOWENTHAL Foundation,

OLGA ROBERTS,

ELKA ESTATES LIMITED,

and

CANADIAN IMPERIAL BANK OF COMMERCE

Dated as of December 9, 2002

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

1.1 Definitions *

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Investor *

2.2 Representations and Warranties of the Significant Shareholders *

2.3 Representations and Warranties of the Company *

ARTICLE III
CERTAIN COVENANTS AND AGREEMENTS

3.1 Transfer Restrictions *

3.2 Agreement to be Bound; Effect on Transferees *

3.3 Right of First Offer on Investor's Securities. *

3.4 Right of First Offer on Significant Shareholders' Equity Shares *

3.5 Notice of a Significant Shareholder Ownership Change *

3.6 Notice of Significant Shareholder I Individual Death *

3.7 Notice of Regulatory Event *

3.8 Trading Restrictions *

3.9 Voting Agreement *

3.10 Significant Shareholders Obligation to Sell in Connection with an Investor Offer *

ARTICLE IV
CORPORATE GOVERNANCE MATTERS

4.1 Investor Observer Rights *

4.2 Investor's Board Representation *

4.3 Restrictive Covenants *

4.4 Information Rights *

4.5 Company Regulatory Covenants *

4.6 Regulatory Events *

4.7 Investor Regulatory Covenants *

ARTICLE V
PRE-EMPTIVE RIGHTS

5.1 Pre-emptive Rights *

ARTICLE VI
STANDSTILL PROVISIONS

6.1 Standstill *

6.2 Amendments to Standstill Provisions *

6.3 Applicability of Standstill Provisions on Transferees *

ARTICLE VII
LIQUIDITY EVENTS

7.1 Investor Offer *

ARTICLE VIII
MISCELLANEOUS

8.1 Entire Agreement *

8.2 Severability *

8.3 Notices *

8.4 Successors and Assigns *

8.5 Third-Party Beneficiaries *

8.6 Recapitalization, Etc. *

8.7 Amendments and Waivers *

8.8 Fees and Expenses *

8.9 Termination *

8.10 Headings *

8.11 Governing Law *

8.12 Waiver of Jury Trial *

8.13 Consent to Jurisdiction *

8.14 Specific Performance *

8.15 Subsidiaries *

8.16 Counterparts *

8.17 Construction *

8.18 Further Assurances *

8.19 Guarantee by Investor *

8.20 Effectiveness. *

Exhibits and Schedules

Exhibit A Form of Joinder (Permitted Transferee)

Exhibit B Form of Joinder (Non-Permitted Transferee)

Exhibit C Form of Regulatory Call Note

Schedule I Ownership of Securities

STAKEHOLDERS AGREEMENT

STAKEHOLDERS AGREEMENT, dated as of December 9, 2002 (this "Agreement"), by and among (i) Fahnestock Viner Holdings Inc., an Ontario corporation (the "Company"), (ii) Canadian Imperial Bank of Commerce, a bank under the laws of Canada (the "Investor"), (iii) Albert G. Lowenthal ("Significant Shareholder I Individual"), Phase II Financial L.P., a New York limited partnership ("Significant Shareholder I L.P."), Phase II Financial Limited, an Ontario corporation ("Significant Shareholder I Limited"), The Albert G. Lowenthal Foundation (the "Foundation"), and (iv) solely with respect to Articles I, II, III and VIII, Olga Roberts ("Significant Shareholder II Individual") and Elka Estates Limited, an Ontario corporation ("Significant Shareholder II Limited").

RECITALS

WHEREAS, pursuant to the Asset Purchase Agreement (as defined below), the Company is causing E.A. Viner International Co., a Delaware corporation and wholly owned subsidiary of the Company ("Viner"), to issue to the Investor the First Viner Debenture (as defined below) and the Interim Debenture (as defined below) as, among other things, consideration for the transfer of the Aggregate Assets (as defined in the Asset Purchase Agreement);

WHEREAS, the execution and delivery of this Agreement is a condition to the willingness of the parties to the Asset Purchase Agreement to enter into the Asset Purchase Agreement contemporaneously herewith;

WHEREAS, the Significant Shareholder II Group (as defined below) is entering into this Agreement solely with respect to Articles I, II, III and VIII;

WHEREAS, the parties hereto desire that Articles I, II and VIII and Sections 3.1(b) and 3.8 of this Agreement shall be effective as of the date of this Agreement and all other provisions of this Agreement shall be effective as of the Closing Date; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of governing certain aspects of the relationships among them and fulfilling such condition.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

DEFINITIONS

Definitions

. As used in this Agreement, the following terms shall have the following meanings:

"Acquisition Transaction" means a tender offer, take-over bid, acquisition of stock, amalgamation, merger or any similar acquisition or business combination transaction that would result, if consummated, in Beneficial Ownership by a Person or Group of, except as otherwise provided herein, at least 90% of the outstanding Equity Shares.

"Affiliate" of any Person means any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control" when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, or otherwise); and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, in no event shall the Investor and its Affiliates, on the one hand, be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

"Agency" shall have the meaning as set forth in Section 4.5(b).

"Agreement" shall have the meaning set forth in the Preamble.

"Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of the date hereof, by and among the Company, the Investor and certain of their Affiliates.

"Banking Regulations" means any and all banking, securities, commodities and other financial services laws, including without limitation anti-money laundering and similar laws, of the United States or Canada, or any state or province thereof, and any regulations, decrees, orders, agreements, commitments enforceable in writing, rulings, guidelines, interpretations and directives thereunder issued or entered into by any governmental authority or self-regulatory body, including the Federal Reserve Board, the SEC and the Department of the Treasury in the United States, and the Office of the Superintendent of Financial Institutions in Canada, that are applicable to the Company and its Affiliates.

"Beneficially Own" and "Beneficial Ownership" shall have the meanings ascribed to such terms in Rules 13d-3 and 13d-5 under the Exchange Act; provided that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. Without limiting the generality of the foregoing, for purposes of this Agreement a Person shall be deemed to have beneficial ownership of all Equity Shares into which any Debentures, including the Interim Debenture, owned by such Person are, directly or indirectly, exchangeable.

"BHC Act" means the United States Bank Holding Company Act of 1956, as amended.

"BHC Subsidiary" means a subsidiary, as such term is defined in the BHC Act.

"Board" means the board of directors of the Company.

"Brokerage Business" means, with respect to a Brokerage Sale, the full service retail brokerage business being conducted by the Company in the United States immediately prior to such Brokerage Sale.

"Brokerage Sale" means a sale to a third party of assets of the Brokerage Business representing more than 50% of the aggregate revenues of the Brokerage Business; provided that in no event shall a transfer of any such assets for purposes of fully disclosed clearing be considered a sale of such assets.

"Business Day" means any day except a Saturday, Sunday or other day on which the NYSE is not open for the transaction of business.

"Class A Shares" means the Class A non-voting shares of the Company.

"Class B Shares" means the Class B voting shares of the Company.

"Closing Date" means the Brokerage Closing Date as such term is defined in the Asset Purchase Agreement.

"Company" shall have the meaning set forth in the Preamble.

"Company Decline Notice" shall have the meaning set forth in Section 3.3(b).

"Debentures" means the Exchangeable Debentures and the Interim Debenture, collectively.

"Director" means any member of the Board.

"Equity Shares" means (i) the Class A Shares and the Class B Shares, collectively, and (ii) any other class of shares or securities into which or for which Class A Shares, Class B Shares or any other class of shares or securities described in clauses (i) or (ii) may hereafter be changed, converted or exchanged or which are issued to holders of shares of Class A Shares, Class B Shares or any other class of shares or securities described in clauses (i) or (ii) upon any reorganization, recapitalization, reclassification, share combination, share subdivision, share dividend, merger, amalgamation, consolidation or similar transactions or events.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Exchangeable Debentures" means the First Viner Debenture and the Second Viner Debenture.

"Exchangeable Debentures Redemption Value" shall mean, with respect to any Exchangeable Debentures, the aggregate principal amount of such Exchangeable Debentures, plus accrued but unpaid interest thereon through the Regulatory Call Closing Date.

"Exclusivity Period" shall have the meaning set forth in Section 7.1(d).

"Financing Transaction" means the issuance or sale of New Securities or execution and delivery of any contract, commitment, agreement or arrangement relating to the issuance or sale of New Securities, in any such case the primary purpose of which is for the Company to raise capital. It is understood and agreed that whether a New Securities issuance or sale is a Financing Transaction shall be determined in good faith by the Board.

"First Offer Notice" shall have the meaning set forth in Section 3.4(a).

"First Offer Option Period" shall have the meaning set forth in Section 3.4(b).

"First Offer Securities" shall have the meaning set forth in Section 3.4(a).

"First Viner Debenture" means the debenture due 2013 issued by Viner, which is exchangeable into Class A Shares, substantially in the form attached as Exhibit C to the Asset Purchase Agreement.

"Governmental Entity" means any national, federal, state, provincial, municipal, local, territorial, foreign or other governmental entity or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

"Group" has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

"Independent Committee" shall have the meaning set forth in Section 7.1(a).

"Independent Directors" means Directors who satisfy the standards for "independent" directors under the rules of the NYSE and, if applicable to the Company, the standards for "unrelated" directors under the rules of the TSX.

"Interim Debenture" means the debenture issued by Viner, which is exchangeable into the Second Viner Debenture, substantially in the form attached as Exhibit D to the Asset Purchase Agreement.

"Interim Debenture Redemption Value" shall mean, with respect to the Interim Debenture, the aggregate principal amount of such Interim Debenture, plus accrued but unpaid interest thereon through the Regulatory Call Closing Date.

"Investor" shall have the meaning set forth in the Preamble.

"Investor Decline Notice" shall have the meaning set forth in Section 3.4(b).

"Investor Designated Officer" means the officer of the Investor whom the Investor designates as such in a written notice to the Company prior to the Closing Date; provided that at any time in which at least one of the Investor Designees is a Director, the "Investor Designated Officer" shall be one of such Investor Designees.

"Investor Designees" shall have the meaning set forth in Section 4.2(a).

"Investor Designee Notice" shall have the meaning set forth in Section 4.2(a).

"Investor First Offer Option Period" shall have the meaning set forth in Section 3.3(a).

"Investor First Offer Securities" shall have the meaning set forth in Section 3.3(a).

"Investor Offer" shall have the meaning set forth in Section 7.1(a).

"Investor Offer Expiration Date" shall have the meaning set forth in Section 3.3(a).

"Investor Offer Price" shall have the meaning set forth in Section 3.3(a).

"Investor Rights Expiration Date" shall mean the earlier of (i) the date as of which the Investor no longer Beneficially Owns the Minimum Amount of Class A Shares; (ii) the later to occur of (A) the tenth anniversary of the date of this Agreement and (B) if any Exchangeable Debentures or Interim Debenture are outstanding as of the tenth anniversary of the date of this Agreement, the date on which all such Debentures have reached maturity and been paid in full pursuant to their respective terms and (iii) the date on which the Investor, as a result of a purchase pursuant to an Investor Offer, Beneficially Owns at least 90% of the outstanding Equity Shares.

"Law" means any U.S., Canadian or other laws, statutes, ordinances, rules, regulations (including the rules applicable to self-regulatory organizations), judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity of competent jurisdiction.

"Market Value" means, with respect to Class A Shares, the average of the last reported sale price for the Class A Shares on the NYSE for the 20 consecutive Business Days ending five Business Days prior to the date of delivery of the Regulatory Event Notice giving rise to an exercised Regulatory Call Right.

"Minimum Amount" means 3,000,000 Class A Shares (subject to customary adjustment from time to time for combinations, stock dividends, subdivisions, split-ups and the like).

"New Securities" means any Equity Shares or options, warrants or other securities or rights convertible or exchangeable into or exercisable for any Equity Shares or any other such equity securities; provided, however, that "New Securities" shall not include: (i) securities issued to management, directors or employees of the Company or its Subsidiaries in the ordinary course of business and equity securities issuable upon exercise thereof pursuant to any stock option plan, employee stock ownership plan, employee benefit plan, stock plan, or such other arrangement, agreement or plan intended as a means of providing compensation or incentive for employment or services; (ii) securities issued in consideration for, or in connection with, any acquisition of stock, acquisition of assets, merger or any similar acquisition or business combination transaction other acquisition of assets, intellectual property or other rights, product lines or businesses; (iii) any securities issuable upon the exercise, exchange or conversion of any outstanding securities, including the Debentures; (iv) securities issued in connection with any stock split, subdivision, stock dividend or recapitalization by the Company; or (v) securities issued pursuant to Section 5(b) of the Exchangeable Debentures.

"Non-Preemptive Rights Issuance" means an issuance or sale of any equity securities by the Company to which Pre-emptive Rights do not apply.

"NYSE" shall mean the New York Stock Exchange.

"Observers" shall have the meaning set forth in Section 4.1.

"Offer Date" means (i) the seven year anniversary of the date of this Agreement, (ii) the ten year anniversary of the date of this Agreement, (iii) the 120th day following the death of Significant Shareholder I Individual and (iv) the 30th day following any date on which the Investor receives a Significant Shareholder Ownership Change Notice.

"Offer Expiration Date" shall have the meaning set forth in Section 3.4(d).

"Offer Price" shall have the meaning set forth in Section 3.4(a).

"Ontario Securities Act" means the Securities Act (Ontario), as amended.

"Permitted Transferee" means the following:

with respect to the Investor, any Subsidiary in which the Investor owns, directly or indirectly, 80% or more of the voting rights entitled to vote for the election of the directors; and

with respect to the Significant Shareholders (whether an individual or not an individual),

if such Significant Shareholder is an individual, such Significant Shareholder's parent, spouse, brother or sister, natural or adopted lineal descendant or spouse of such descendant including pursuant to a will or under the laws of intestacy, descent and distribution;

a trust, whether inter vivos or testamentary, limited liability company, corporation, partnership or other entity, of which only such Significant Shareholder and/or any Person or Persons named in (b)(i) above is a beneficiary, member, partner, shareholder or owner ("related entity");

the settlor or settlors or beneficiary or beneficiaries of a trust that is a related entity;

the shareholders, members, partners or owners of a corporation, limited liability company, partnership or other entity that is a related entity;

if such Significant Shareholder is a member of Significant Shareholder I Group, any other member of Significant Shareholder I Group or any Permitted Transferee thereof; provided that Significant Shareholder I Individual maintains the power to vote or direct the voting of such transferred Class B Shares; or

if such Significant Shareholder is a member of Significant Shareholder II Group, any other Significant Shareholder or any Permitted Transferee thereof.

"Person" means any individual, sole proprietorship, limited liability company, joint venture, corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Pre-empting Shareholder" shall have the meaning set forth in Section 5.1(a).

"Pre-emptive Price Range" shall have the meaning set forth in Section 5.1(b).

"Pre-emptive Rights" shall have the meaning set forth in Section 5.1(a).

"Proportionate Percentage" shall have the meaning set forth in Section 5.1(a).

"Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, between the Company and the Investor.

"Regulatory Call Closing Date" shall have the meaning set forth in Section 4.6(c).

"Regulatory Call Note" shall have the meaning set forth in Section 4.6(d).

"Regulatory Call Notice" shall have the meaning set forth in Section 4(c).

"Regulatory Call Purchase Price" means the purchase price for the Regulatory Call Securities being purchased pursuant to a Regulatory Call Right, which purchase price shall be equal to the sum of the following amounts:

for that portion of such Regulatory Call Securities comprised of Exchangeable Debentures, the purchase price shall be equal to the Exchangeable Debentures Redemption Value;

for that portion of such Regulatory Call Securities comprised of the Interim Debenture, the purchase price shall be equal to the Interim Debenture Redemption Value; and

for that portion of such Regulatory Call Securities comprised of Class A Shares, the purchase price shall be equal to the Market Value of such Class A Shares.

"Regulatory Call Right" shall have the meaning set forth in Section 4(c).

"Regulatory Call Securities" means any Debentures and Class A Shares Beneficially Owned by the Investor at the time the Company delivers a Regulatory Call Notice to the Investor.

"Regulatory Event Notice" shall have the meaning set forth in Section 3.7.

"Regulatory Event" means, except for any event that is caused by the Company, that (i) a triggering event has occurred with respect to the Investor, as described at 12 C.F.R. 225.93(b)(2); (ii) the Investor has received notice with respect to performance under the Community Reinvestment Act, as described at 12 C.F.R. 225.84 and 225.94; or (iii) the Investor holds the Company under the authority of Section 4(c)(8) of the BHC Act or regulation promulgated under such authority.

"Restricted Period" means the 20 consecutive Business Days ending five Business Days prior to (i) the date on which a Regulatory Event Notice has been provided, (ii) the seventh anniversary of the Closing Date and (iii) the tenth anniversary of the Closing Date.

"Rule 144" means Rule 144 under the U.S. Securities Act, as such rule may be amended from time to time.

"SEC" means the United States Securities and Exchange Commission.

"Second Offer Option Period" shall have the meaning set forth in Section 3.4(b).

"Second Viner Debenture" means the debenture due 2013 to be issued by Viner, which will be exchangeable into Class A Shares on terms identical to the terms of the First Viner Debenture, substantially in the form attached as Exhibit K to the Asset Purchase Agreement.

"Securities" means the Equity Shares and the Debentures.

"Significant Shareholder Group" means the Significant Shareholder I Group or the Significant Shareholder II Group, as the case may be.

"Significant Shareholder I Group" means, collectively, Significant Shareholder I Individual, Significant Shareholder I L.P., Significant Shareholder I Limited and the Foundation.

"Significant Shareholder II Group" means, collectively, Significant Shareholder II Individual and Significant Shareholder II Limited.

"Significant Shareholder Ownership Change" means, other than in connection with an Acquisition Transaction, (i) a Transfer resulting in the Significant Shareholder I Group, together with their Permitted Transferees, Beneficially Owning less than two million Equity Shares in the aggregate (subject to customary adjustment from time to time for combinations, stock dividends, subdivisions, split-ups and the like) or (ii) the Transfer by any Significant Shareholder to a Person other than a Permitted Transferee of such Significant Shareholder of any Class B Shares.

"Significant Shareholder Ownership Change Notice" shall have the meaning set forth in Section 3.5.

"Significant Shareholders" means, collectively, Significant Shareholder I Individual, Significant Shareholder I L.P., Significant Shareholder I Limited, the Foundation, Significant Shareholder II Individual, and Significant Shareholder II Limited.

"Standstill Period" means the period commencing on the date hereof and ending on the earliest of (i) the date on which the Investor consummates a purchase of Equity Shares pursuant to Section 7.1 hereof, resulting in Investor's Beneficial Ownership of at least 90% of the outstanding Equity Shares (ii) the later to occur of (A) the tenth anniversary of the date of this Agreement or, in the event that the Investor shall have made an Investor Offer on such tenth anniversary, the 120th day following such tenth anniversary and (B) if any of the Exchangeable Debentures or the Interim Debenture are outstanding as of the tenth anniversary of the date of this Agreement, the date on which such Debentures have reached maturity and are paid in full pursuant to their respective terms and (iii) the date on which the Investor no longer Beneficially Owns any Equity Shares.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, trust or other entity of which a majority of the capital stock, equity interests or other ownership interests having ordinary voting power to elect a majority of the board of directors or elect or appoint other persons performing similar functions are at the time, directly or indirectly, owned by such Person.

"Third Party Offer" means a bona fide offer to enter into an Acquisition Transaction by a Person other than (a) the Investor, the Company or their respective Affiliates, (b) any other Person acting on behalf of the Investor, the Company or any of their Affiliates or (c) any Person who is a member of a Group with the Investor, the Company or any of their respective Affiliates.

"Transfer" shall have the meaning set forth in Section 3.1(a).

"Transferring Shareholder" shall have the meaning set forth in Section 3.4(a).

"TSX" means the Toronto Stock Exchange.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"Viner" shall have the meaning set forth in the recitals.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Investor

. The Investor represents and warrants to each of the Significant Shareholders and the Company as of the date of this Agreement and as of the Closing Date as follows:

Organization; Authority. The Investor is a bank duly organized and validly existing under the laws of Canada, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

No Violation; Consents and Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (a) any provision of the charter or by-laws of the Investor, (b) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Investor or the property or assets of the Investor or (c) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Investor is a party or by which the Investor may be bound or affected or to which any of its respective assets may be subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Investor in connection with the execution and delivery of this Agreement or the consummation by the Investor of the transactions contemplated hereby.

Ownership. As of the Closing Date, the Investor will be the record owner and Beneficial Owner of the number and type of Securities set forth opposite the Investor's name on Schedule I hereto. The Investor does not own any other Securities, or other obligations of the Company or any Subsidiary of the Company.

Bank Holding Company. The Investor is a bank holding company registered with the Board of Governors of the Federal Reserve System that has elected to be a "financial holding company" under Part 225 of Title 12 of the Code of Federal Regulations.

Representations and Warranties of the Significant Shareholders

. Each member of the Significant Shareholder I Group and each member of the Significant Shareholder II Group, jointly and severally within each such Significant Shareholder Group and severally but not jointly between such Significant Shareholder Groups, represents and warrants to the Investor and the Company as of the date of this Agreement and as of the Closing Date as follows:

Organization; Authority. With respect to each member of such Significant Shareholder Group that is not a natural person, such Significant Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Significant Shareholder. This Agreement has been duly executed and delivered by each member of such Significant Shareholder Group, whether a natural person or otherwise, and constitutes a valid and binding obligation of each member of such Significant Shareholder Group, enforceable against it in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

No Violation; Consents and Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (a) any provision of the charter, by-laws or similar organizational documents of any member of such Significant Shareholder Group, where such Significant Shareholder is not a natural person, (b) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to any member of such Significant Shareholder Group or the property or assets of any member of such Significant Shareholder Group or (c) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any member of such Significant Shareholder Group is a party or by which any member of such Significant Shareholder Group may be bound or affected or to which any of its respective assets may be subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to any member of such Significant Shareholder Group in connection with the execution and delivery of this Agreement or the consummation by such Significant Shareholder Group of the transactions contemplated hereby.

Ownership. (i) Each member of Significant Shareholder I Group is the record owner and Beneficial Owner of the number and type of Securities set forth opposite such Significant Shareholder's name on Schedule I hereto. No member of the Significant Shareholder I Group owns any other Securities, or other obligations of the Company or any Subsidiary of the Company; and (ii) each member of Significant Shareholder II Group is the record owner and Beneficial Owner of the Class B Shares set forth opposite such Significant Shareholder's name on Schedule I hereto. No member of Significant Shareholder II Group owns any other Class B Shares.

Except for the Shareholders Agreement, dated as of the date hereof, among the Significant Shareholders and the Company and as set forth in this Agreement, there are no contracts, agreements, arrangements, understandings, proxies, or other commitments relating to the ownership, voting or transfer of Equity Shares Beneficially Owned by any member of such Significant Shareholder Group other than trust and organizational documents relating to the members of the Significant Shareholder Groups.

Representations and Warranties of the Company

. The Company represents and warrants to each of the Significant Shareholders and the Investor as of the date of this Agreement as follows:

Organization; Authority. The Company is a corporation duly organized and validly subsisting under the laws of Ontario, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

No Violation; Consents and Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (i) any provision of the articles or by-laws of the Company, (ii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Company or the property or assets of the Company or (iii) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company may be bound or affected or to which any of its respective assets may be subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

CERTAIN COVENANTS AND AGREEMENTS

Transfer Restrictions

.

The Investor may not (and any purported Transfer in violation of this Agreement shall be null and void and of no force and effect), directly or indirectly (including through the Transfer of a controlling interest in a controlled Affiliate), sell, transfer, assign, grant a participation in, option, pledge, hypothecate, encumber or otherwise dispose of by operation of law or otherwise (each, a "Transfer"), any or all of its Securities, except:

subject to Section 3.2(a), any Securities may be Transferred to a Permitted Transferee of the Investor; provided that such Transfer would not result in the Company or any of its Affiliates becoming subject to a material increase in regulatory obligations or a material restriction in its business operations;

following the 18 month anniversary of the date of this Agreement, any Securities may be Transferred, where applicable:

pursuant to Rule 144 under the U.S. Securities Act, or any successor to such rule, in the event all the conditions to such Transfer have been met;

subject to Sections 3.2(b) and 3.3 hereof, upon delivery to the Company of a written opinion of legal counsel (who shall be reasonably satisfactory to the Company) addressed to the Company and in form and substance reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the U.S. Securities Act;

subject to Sections 3.2(b) and 3.3 hereof, upon delivery of a "no action" letter from the SEC to the effect that the making of such a Transfer without registration under the U.S. Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or

subject to Sections 3.2(b) and 3.3 hereof, upon delivery to the Company of a written opinion of legal counsel (who shall be reasonably satisfactory to the Company) addressed to the Company and in form and substance reasonably satisfactory to the Company to the effect that the manner in which the proposed Transfer is to be effected (x) does not require the Company or the Investor to file and obtain a receipt for a prospectus by virtue of compliance by the Investor with an exemption from the prospectus requirements of the Ontario Securities Act, and (y) is exempt from the take-over bid requirements of Sections 95 to 100 of the Ontario Securities Act; and

following the earlier of (A) the death of Significant Shareholder I Individual or (B) the third anniversary of the date of this Agreement, any Class A Shares may be Transferred pursuant to a registration statement in effect under the U.S. Securities Act including pursuant to the Registration Rights Agreement, subject to the terms and conditions thereof.

No Significant Shareholder may (and any purported Transfer in violation of this Agreement shall be null and void and of no force and effect), directly or indirectly Transfer (including through the Transfer of a controlling interest in a controlled Affiliate) any Class B Shares, except:

subject to Section 3.2(a), any member of the Significant Shareholder I Group may Transfer Class B Shares to a Permitted Transferee of such Significant Shareholder other than any member of the Significant Shareholder II Group or any Permitted Transferee thereof; and

subject to Section 3.2(a), any member of the Significant Shareholder II Group may Transfer Class B Shares to a Permitted Transferee of such Significant Shareholder.

Agreement to be Bound; Effect on Transferees

.

No Securities shall be Transferred to any Permitted Transferee unless:

such Permitted Transferee shall have executed and delivered to the Company a joinder to this Agreement substantially in the form attached as Exhibit A hereto; and

the Company shall have received (A) a written opinion of legal counsel (who shall be reasonably satisfactory to the Company) addressed to the Company and in form and substance reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the U.S. Securities Act or (B) a "no action" letter from the SEC to the effect that the making of such a Transfer without registration under the U.S. Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (C) a written opinion of legal counsel (who shall be reasonably satisfactory to the Company) addressed to the Company and in form and substance reasonably satisfactory to the Company to the effect that the manner in which the proposed Transfer is to be effected (x) does not require the Company or the transferor to file and obtain a receipt for a prospectus by virtue of compliance by the transferor with an exemption from the prospectus requirements of the Ontario Securities Act, and (y) is exempt from the take-over bid requirements of Sections 95 to 100 of the Ontario Securities Act.

No Securities shall be Transferred by the Investor pursuant to Section 3.1(a)(ii)(B), (C) or (D) unless such transferee shall have executed and delivered to the Company a joinder to this Agreement substantially in the form attached as Exhibit B hereto; provided that no such transferee shall be bound by the terms and conditions of Article VI, except as provided in Section 6.3.

Right of First Offer on Investor's Securities.

If the Investor (the "Transferring Investor") desires to Transfer Securities (the "Investor First Offer Securities") pursuant to Section 3.1(a)(ii)(B), (C) or (D) hereof in an amount that (on an as converted basis if the Investor First Offer Securities include Debentures), exceeds 5% of the outstanding Equity Shares on a fully diluted basis, the Transferring Investor shall give prompt written notice ("Investor First Offer Notice") of such proposed Transfer to the Company and the Significant Shareholders and shall grant the Company (or its designee), first, and then the Significant Shareholders, second, the right to purchase all such Investor First Offer Securities on such terms as hereinafter set forth. Such notice shall set forth the terms and conditions of such proposed Transfer and the price for the Investor First Offer Securities or the method of determining such price (the "Investor Offer Price").

The Company (or its designee) shall have the right, but not the obligation, to purchase all, but not less than all, of the Investor First Offer Securities. To exercise such right, the Company shall, within 30 days after receipt of the Investor First Offer Notice (the "Investor First Offer Option Period"), notify the Transferring Investor in writing that the Company (or its designee) desires to purchase, at the Offer Price and upon the other terms and conditions set forth in the Investor First Offer Notice, the Investor First Offer Securities; provided that the Company (or its designee) may substitute cash consideration for any non-cash consideration included in the Investor Offer Price valued in accordance with the last sentence of this Section 3.3(b). If the Company (or its designee) does not elect to purchase all of the Investor First Offer Securities, the Company shall promptly so notify the Investor and each of the Significant Shareholders ("Company Decline Notice"). Each of the Significant Shareholders shall then have the right, but not the obligation, to purchase all, but not less than all, of the Investor First Offer Securities. If one or more of the Significant Shareholders elect to purchase all of the Investor First Offer Securities, such purchase shall be made pro rata by the participating Significant Shareholders based on the relative amounts of Equity Shares Beneficially Owned by such Significant Shareholders or as they may otherwise agree. To exercise such right, a Significant Shareholder shall, within 30 days after the receipt of the Company Decline Notice (the "Investor Second Offer Option Period"), notify the Transferring Investor in writing that such Significant Shareholder desires to purchase, at the Investor Offer Price and upon the other terms and conditions set forth in the Investor First Offer Notice, the Investor First Offer Securities; provided that any exercising Significant Shareholder may substitute cash consideration for any non-cash consideration included in the Investor Offer Price valued in accordance with the last sentence of this Section 3.3(b). Delivery of such notice by the Company or one or more of the Significant Shareholders shall be deemed to create a binding obligation of the Company (or its designee) or such Significant Shareholders to purchase the Investor First Offer Securities, and of the Transferring Investor to Transfer the Investor First Offer Securities to the Company (or its designee) or such Significant Shareholders, subject to the terms of this Agreement. If the Investor Offer Price includes consideration other than cash, the cash equivalent value of any non-cash consideration (grossed up for any taxes payable due to the consideration being cash instead of the proffered non-cash consideration) will be determined by the Board in good faith, which determination will be binding upon the Investor, the Company (or its designee) and the Significant Shareholders.

If the Company (or its designee) or the Significant Shareholders commit to purchase the Investor First Offer Securities during the Investor First Offer Option Period or the Investor Second Offer Option Period, as the case may be, the Company (or its designee) or such Significant Shareholders, as the case may be, shall have 60 days after the end of the applicable offer option period to consummate such acquisition; provided that the relevant period shall be extended as necessary to comply with applicable securities laws. Such purchase shall occur at a single closing on a date within such period reasonably satisfactory to the Company, such Significant Shareholders and the Transferring Investor.

If the Company and the Significant Shareholders irrevocably waive their right to purchase, or otherwise do not commit to purchase on a timely basis, the Investor First Offer Securities during the Investor First Offer Option Period or Investor Second Offer Option Period, as the case may be, or if the Company (or its designee) or the Significant Shareholders do so commit but fail to purchase all of the Investor First Offer Securities within 60 days (or as extended pursuant to Section 3.3(c)) after the end of the Investor First Offer Option Period or Investor Second Offer Option Period, as the case may be (the date on which occurs any of the foregoing, the "Investor Offer Expiration Date"), then the Transferring Investor shall have the right, but not the obligation, to secure a bona fide offer for all, but not less than all, of the Investor First Offer Securities from a third party and Transfer such Investor First Offer Securities to such third party at a price equal to or greater than the Investor Offer Price and on terms and conditions no less favorable to the Transferring Investor than the terms and conditions described in the Investor First Offer Notice; provided that such Transfer to the bona fide third party is consummated within 90 days following the Investor Offer Expiration Date upon the same terms and conditions (other than the price which may be the Investor Offer Price or a greater amount) as are set forth in the Investor First Offer Notice (it being agreed that if such Transfer is not consummated within such 90 day period, the Transferring Investor must re-commence the applicable procedures provided in this Agreement if it wishes to Transfer any Securities).

Right of First Offer on Significant Shareholders' Equity Shares

. So long as the Investor Beneficially Owns the Minimum Amount of Class A Shares:

If any member of Significant Shareholder I Group (each, a "Transferring Shareholder") desires to Transfer any of its Class A Shares (the "First Offer Securities") that would result in a Significant Shareholder Ownership Change, the Transferring Shareholder shall give prompt written notice ("First Offer Notice") of such proposed Transfer to the Company, Significant Shareholder II Group and the Investor and shall grant the Investor, first, and the Significant Shareholder II Group, second, the right to purchase all such First Offer Securities on such terms as hereinafter set forth. Such notice shall set forth the terms and conditions of such proposed Transfer and the price for the First Offer Securities or the method of determining such price (the "Offer Price").

The Investor shall have the right, but not the obligation, to purchase all, but not less than all, of the First Offer Securities. To exercise such right, the Investor shall, within 30 days after receipt of the First Offer Notice (the "First Offer Option Period"), notify the Transferring Shareholder in writing that the Investor desires to purchase, at the Offer Price and upon the other terms and conditions set forth in the First Offer Notice, the First Offer Securities; provided that the Investor may substitute cash consideration for any non-cash consideration included in the Offer Price valued in accordance with the last sentence of this Section 3.4(b). If the Investor does not elect to purchase all of the First Offer Securities, it shall promptly so notify the Transferring Shareholder and the Significant Shareholder II Group ("Investor Decline Notice"). Upon receipt of an Investor Decline Notice, the members of Significant Shareholder II Group shall have the right, but not the obligation, to purchase all, but not less than all, of the First Offer Securities. If one or more of the members of Significant Shareholder II Group elect to purchase all of the First Offer Securities, such purchase shall be made pro rata by the participating members of Significant Shareholder II Group based on the relative amounts of Equity Shares Beneficially Owned by them or as they may otherwise agree. To exercise such right, a member of Significant Shareholder II Group shall, within 30 days after receipt of the Investor Decline Notice (the "Second Offer Option Period"), notify the Transferring Shareholder in writing that such Significant Shareholder desires to purchase, at the Offer Price and upon the other terms and conditions set forth in the First Offer Notice, the First Offer Securities; provided that such Significant Shareholder may substitute cash consideration for any non-cash consideration included in the Offer Price valued in accordance with the last sentence of this Section 3.4(b). Delivery of such notice by the Investor or one or more members of Significant Shareholder II Group shall be deemed to create a binding obligation of the Investor or such Significant Shareholders to purchase the First Offer Securities, and of the Transferring Shareholder to Transfer the First Offer Securities to the Investor or to such Significant Shareholders, subject to the terms of this Agreement. If the Offer Price includes consideration other than cash, the cash equivalent value of any non-cash consideration (grossed up for any taxes payable due to the consideration being cash instead of the proffered non-cash consideration) will be determined by the Board in good faith, which determination will be binding upon the Significant Shareholders, the Investor and the Transferring Shareholder.

If the Investor or the members of Significant Shareholder II Group commit to purchase the First Offer Securities during the First Offer Option Period or the Second Offer Option Period, as the case may be, the Investor or such Significant Shareholders, as the case may be, shall have 60 days after the end of the applicable offer option period to consummate such acquisition; provided that the relevant period shall be extended as necessary to comply with applicable securities laws. Such purchase shall occur at a single closing on a date within such period reasonably satisfactory to the Investor, such Significant Shareholders and the Transferring Shareholder.

If the Investor and the members of Significant Shareholder II Group irrevocably waive their right to purchase, or otherwise do not commit to purchase on a timely basis, the First Offer Securities during the First Offer Option Period or Second Offer Option Period, as the case may be, or if the Investor or the members of Significant Shareholder II Group do so commit but fail to purchase all of the First Offer Securities within 60 days (or as extended pursuant to Section 3.4(c)) after the end of the First Offer Option Period or Second Offer Option Period, as the case may be (the date on which occurs any of the foregoing, the "Offer Expiration Date"), then the Transferring Shareholder shall have the right, but not the obligation, to secure a bona fide offer for all, but not less than all, of the First Offer Securities from a third party and Transfer such First Offer Securities to such third party at a price equal to or greater than the Offer Price and on terms and conditions no less favorable to the Transferring Shareholder than the terms and conditions described in the First Offer Notice; provided that such Transfer to the bona fide third party is consummated within 90 days following the Offer Expiration Date upon the same terms and conditions (other than the price which may be the Offer Price or a greater amount) as are set forth in the First Offer Notice (it being agreed that if such Transfer is not consummated within such 90-day period, the Transferring Shareholder must re-commence the applicable procedures provided in this Agreement if it wishes to Transfer any Class A Shares).

Notice of a Significant Shareholder Ownership Change

. So long as the Investor has the right to make an Investor Offer pursuant to Section 7.1, promptly, but in any event within 10 Business Days following a Significant Shareholder Ownership Change, the Significant Shareholder which caused (or whose Permitted Transferees caused) such Significant Shareholder Ownership Change shall provide written notice (the "Significant Shareholder Ownership Change Notice") to the Investor, the Company and the other Significant Shareholders stating that a Significant Shareholder Ownership Change has occurred.

Notice of Significant Shareholder I Individual Death

. So long as the Investor has the right to make an Investor Offer pursuant to Section 7.1, as soon as practicable following the Company's knowledge of the death of Significant Shareholder I Individual, the Company shall provide written notice to the Investor and each of the Significant Shareholders thereof.

Notice of Regulatory Event

. As soon as practicable following the Investor's knowledge of (a) an event that may become a Regulatory Event or (b) the occurrence of a Regulatory Event, the Investor shall provide written notice (any such notice provided with respect to clause (b), the "Regulatory Event Notice") to the Company and each of the Significant Shareholders thereof, including the date on which such Regulatory Event first occurred.

Trading Restrictions

. Each of the Investor, the Company and the Significant Shareholders agrees that he, she or it shall refrain from, and the Company agrees that it shall use reasonable efforts to prevent its officers and directors from, during any Restricted Period, (a) trading Equity Shares or (b) taking any action with the intent of, directly or indirectly, manipulating or otherwise influencing the market value of the Equity Shares. Notwithstanding anything herein to the contrary, no Restricted Period shall begin with respect to the Investor, a Significant Shareholder or the Company prior to the receipt by such party of a Regulatory Event Notice or, in the case of a party required to give a Regulatory Event Notice, the date such party has knowledge of the occurrence of a Regulatory Event.

Voting Agreement

. At any meeting of the shareholders of the Company called with respect to the transactions contemplated by the Asset Purchase Agreement or the matters set forth in this Agreement, and at any adjournment or adjournments thereof, and with respect to any consent or proxies solicited with respect to the transactions contemplated by the Asset Purchase Agreement or the matters set forth in this Agreement, each Significant Shareholder shall (a) vote (or cause to be voted) or deliver written consents with respect to (or cause such consents to be delivered) the Equity Shares held of record or Beneficially Owned by such Significant Shareholder in favor of the approval of such transactions and such matters, as the case may be, including (i) the approval and adoption of an amendment to the Company's By-Laws and Articles of Incorporation so that the Board shall consist of up to 10 members, (ii) for the election of the Investor Designees to the Board, as applicable, (iii) approval of the issuance of the Second Viner Debenture and (iv) any Investor Offer which is approved by the Independent Committee in accordance with Section 7.1, and (b) vote (or cause to be voted) the Equity Shares held of record or Beneficially Owned by such Significant Shareholder against, or withhold written consents (or cause such consents to be withheld) with respect to, any proposed action that would result in the approval or occurrence of any of the events specified in Section 4.3 unless the affirmative vote or written consent of the Investor has been obtained with respect to such event. Each Significant Shareholder further agrees not to commit or take any action inconsistent with any of the foregoing. Each Significant Shareholder, as the holder of Equity Shares, shall be present, in person or by proxy, at all such meetings, however such meeting is called and regardless of whether such meeting is a special or annual meeting, of the shareholders of the Company or at any adjournment or adjournments thereof so that all Equity Shares are counted for the purpose of determining the presence of a quorum at such meetings.

Significant Shareholders Obligation to Sell in Connection with an Investor Offer

. In the event that the Independent Committee approves an Investor Offer in accordance with Section 7.1 hereof, each of the Significant Shareholders agrees that it shall sell all the Equity Shares Beneficially Owned by it to the Investor pursuant to the terms and conditions of such approved Investor Offer.

CORPORATE GOVERNANCE MATTERS

Investor Observer Rights

.

So long as the Investor Beneficially Owns at least the Minimum Amount of Class A Shares, the Investor shall have the right to designate up to two observers reasonably acceptable to the Company and Significant Shareholder I Individual (the "Observers") to attend meetings of the Board held prior to the date of the Company's 2003 Annual Meeting of Shareholders; provided that the Investor shall have given prior written notice to the Company and Significant Shareholder I Individual of its intention to exercise its right to designate Observers (an "Observer Notice"). Each Observer Notice shall include the name and age of each Observer to which such Observer Notice relates, as well as reasonable background information with respect to each such Observer including all positions and offices each such Observer holds or has held with the Investor and its Affiliates, other directorships that each such Observer holds or has held and the name of each such Observer's current employer together with a description of such current employment. In the event that within 10 Business Days following the timely receipt of an Observer Notice, the Company or Significant Shareholder I Individual provides written notice to the Investor reasonably objecting to the nomination of an Observer, the parties hereto shall use good faith efforts to agree on a different individual to serve as an Investor Designee.

The Company shall give each Observer written notice of each meeting of the Board at the same time and in the same manner as the Directors are given notice of such meetings, and the Company shall permit each Observer to attend as an observer all meetings of the Board, including participating by phone in telephonic meetings of the Board. Each Observer shall be entitled to receive all written materials and other information given to the Directors in connection with such meetings at the same time and in the same manner as such materials and information are given to the Directors, and the Investor undertakes to cause each Observer to keep such materials and information confidential. If the Company proposes to take any action by written consent in lieu of a meeting of the Board, the Company shall give written notice thereof to each Observer prior to the effective date of such consent. The Company shall provide to each Observer all written materials and other information given to the Directors in connection with such action by written consent at the same time and in the same manner as such materials and information are given to the Directors, and the Investor undertakes to cause each Observer to keep such materials and information confidential. Notwithstanding any of the foregoing provisions of this Section 4.1, in no event shall the Observers have the right to vote on or act by written consent in respect of any matter presented to the Board. The Investor shall pay the reasonable out-of-pocket expenses of each Observer incurred in connection with attending such meetings. The rights of the Investor contained in this Section 4.1 shall terminate on the date on which the Company's 2003 Annual Meeting of Shareholders is held.

Investor's Board Representation

. Commencing with the Company's 2003 Annual Meeting of Shareholders and until the earlier of clauses (ii) and (iii) of the definition of Investor Rights Expiration Date:

The Investor shall have the right to designate up to two persons who are resident Canadians within the meaning of the Business Corporation Act (Ontario) and reasonably acceptable to the Company and Significant Shareholder I Individual (the "Investor Designees") for nomination as Directors at each Annual Meeting of Shareholders of the Company; provided that the Investor shall have notified the Company and Significant Shareholder I Individual in writing prior to February 15 of the year in which such meeting is to be held of its intention to exercise its right to designate Investor Designees (an "Investor Designee Notice"); provided further that in the event that the Investor Beneficially Owns (x) at least 10% but less than 15% of the Equity Shares, the Investor shall only have the right to appoint up to 1 Investor Designee and (y) less than 10% of the Equity Shares, the Investor shall not have the right to appoint any Investor Designees. Each Investor Designee Notice shall include the name and age of each Investor Designee to which such Investor Designee Notice relates, as well as reasonable background information with respect to each such Investor Designee including all positions and offices each such Investor Designee holds or has held with the Investor and its Affiliates, other directorships that each such Investor Designee holds or has held and the name of each such Investor Designee's current employer together with a description of such current employment. In the event that within 10 Business Days following the timely receipt of an Investor Designee Notice the Company or Significant Shareholder I Individual provides written notice to the Investor reasonably objecting to any Investor Designee's nomination as a Director, the parties hereto shall use good faith efforts to agree on a different individual to serve as an Investor Designee. In the event the Company timely receives an Investor Designee Notice, the Company shall use reasonable best efforts, (i) to cause the Company's By-Laws and Articles of Incorporation to be amended so that the Board shall consist of up to 10 members, (ii) to include the Investor Designees as part of the nominees to the Board on each slate of nominees for election to the Board (A) proposed by the Company's nominating committee, if any (or if there is no such nominating committee, the Board or any other duly authorized committee thereof) and (B) presented to and recommended by the Board to the Company's shareholders, (iii) to recommend the election of the Investor Designees to the shareholders of the Company, and (iv) without limiting the foregoing, to otherwise use reasonable best efforts to cause the Investor Designees to be elected to the Board.

In the event that either of the Investor Designees cease to serve as a member of the Board during their term of office for any reason, the Company shall use reasonable efforts to fill the resulting vacancy on the Board with a member designated by the Investor who is reasonably acceptable to the Company and Significant Shareholder I Individual.

With respect to each Investor Designee who resigns pursuant to Section 4.6(a), the Investor shall have the right to designate an Investor Designee for nomination to the Board pursuant to Section 4.2(a) at the first Annual Meeting of the Shareholders of the Company following such resignation; provided that such Investor Designee serving on the Board would not result in the Company being deemed a BHC Subsidiary of the Investor.

Restrictive Covenants

. Until the Investor Rights Expiration Date, the Company shall not, without first obtaining the affirmative vote or written consent of the Investor:

alter, repeal or amend the Articles of Incorporation or By-laws of the Company in a manner that would have the effect of prohibiting or materially restricting the Investor's ability to exercise its rights contained in this Agreement;

enter into, or permit any of its Affiliates to enter into, any non-competition agreements that would restrict the Investor and/or its Affiliates, either before or after any exercise by the Investor of any of its rights to make an Investor Offer, from competing in any commercial banking business in which such Person was engaged on the date of this Agreement; provided that the foregoing shall not restrict the Company from entering into any non-solicitation agreements in connection with any merger, consolidation or any similar acquisition or business combination transaction or any strategic alliances or similar transactions;

engage in a Brokerage Sale, other than in connection with an Acquisition Transaction approved by the Board in which the Investor receives the same consideration as the other holders of Class A Shares (on an as converted basis if the Investor still holds Debentures); or

adopt or recommend the adoption of a "poison pill" shareholder rights plan or similar anti-takeover measure.

Information Rights

. Subject to applicable Law, until the Investor Rights Expiration Date or for so long as the Company or any of its Affiliates is subject to any covenant set forth in Section 4.5, the Company shall provide to the Investor Designated Officer (a) all information provided to the Directors and (b) all material non-public regulatory filings with the SEC, NYSE or TSX which refer to the Investor; provided, however, that any information provided in accordance with this Section 4.4 shall be subject to the execution and delivery by each of the Investor and the Investor Designated Officer of a customary confidentiality agreement which agreement will, among other things, prohibit the disclosure of such information to representatives of investment banks, brokerage firms, or other financial institutions that are competitors of the Company.

Company Regulatory Covenants

.

At any time when the Company is a BHC Subsidiary of the Investor:

The Company shall, and shall cause each of its Affiliates to, (A) not engage in any activity prohibited by the BHC Act or other Banking Regulation, (B) comply with all Banking Regulations applicable to the Company and its Affiliates by reason of the Investor's investment in the Company and (C) not take any action that would result in it being impermissible under Canadian Banking Regulation for Investor to hold indefinitely a "substantial investment" (as defined in the Bank Act (Canada)) in the Company and its Subsidiaries.

The Company and its Affiliates shall permit any Agency examiner, at the Investor's or Agency's expense, to visit and inspect the properties and to examine the books of account and records of the Company and its Affiliates and to discuss the Company's and its Affiliate's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Agency.

The Company shall promptly deliver to the Investor copies of all material correspondence and reports between the Company or any of its Affiliates with any Agency, and promptly disclose to the Investor all material oral requests, inquiries or complaints between any Agency and the Company or its Affiliates.

The Company shall, as reasonably requested by the Investor, disclose to and discuss with the Investor or its Subsidiaries and Affiliates the basis and determination of all financial, accounting, tax and regulatory positions, policies, procedures, reports and filings, including the Company's and its Affiliate's evaluation and compliance with accounting standards, tax standards, and reporting standards pursuant to any Banking Regulations, prior to the preparation, filing or distribution of such reports and filings.

The Company shall maintain the books, accounts and records of the Company, and prepare the financial statements of the Company in accordance with United States and Canadian GAAP, as in effect from time to time, consistently applied, and in accordance with the Company's past custom and practice.

The Company shall permit the Investor and any assignee of the Investor, at the Investor's expense, to visit and inspect the properties and to examine the books of account and records of the Company and its Affiliates and to discuss the Company's and its Affiliate's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor or its assignee.

If (i) as a result of the Investors' investment in the Company, (A) the Investor or its Affiliates may be held accountable for the conduct of the Company or its Affiliates by any governmental or regulatory agency or self-regulatory organization that administers or enforces Banking Regulations (each, an "Agency") or (B) an Agency will take into account the Company or any of its Affiliates in determining an examination rating for the Investor or any of its Affiliates, or (ii) Investor "controls" the Company and the Company or any of its Affiliates, "controls" a "depository institution" (as such terms are defined in the BHC Act), then the Company and its Affiliates will promptly institute, modify, observe and follow such related capital management, risk management, compliance and other procedures, policies, systems, controls, management structures and programs as are reasonably requested by the Investor or any of its Affiliates from time to time and reasonably agreed by the Company as appropriate measures in response to the foregoing.

The Company and its Affiliates shall cooperate with the Investor in respect of any examinations and regulatory filings of the Investor or its Affiliates that are required to include the Company or any of its Affiliates.

The Company shall, and shall cause each of its Subsidiaries and Affiliates to, comply with all Banking Regulations applicable to their businesses.

Regulatory Events

. Subject to the terms and conditions of this Agreement:

In the event that a Regulatory Event that subjects the business of the Company or any of its Affiliates to material restrictions occurs, the Investor and the Company shall promptly use reasonable best efforts to take actions necessary to ensure that the Company is not deemed a BHC Subsidiary of the Investor. Unless otherwise agreed by the Investor and the Company, such actions shall include the Investor promptly causing one or more Investor Designees to resign from the Board in the event that the Investor and the Company mutually agree that such resignations would ensure that the Investor is not deemed to control the Company.

In the event that a Regulatory Event that subjects the business of the Company or any of its Affiliates to material restrictions occurs and for so long as the Company is deemed a BHC Subsidiary of the Investor, the Investor shall have 90 days from the later of (i) the date such material restrictions commence or (ii) the irrevocable waiver of all rights of first offer under Section 3.3, if applicable, to Transfer to a third party only the number of Regulatory Call Securities required to ensure that the Company is not deemed a BHC Subsidiary of the Investor; provided that the Investor shall not have any obligation to Transfer any Regulatory Call Securities if the Regulatory Event is cured such that there is no material restriction on the business of the Company or its Affiliates.

In the event that the Company continues to be deemed a BHC Subsidiary of the Investor after the expiration of the 90 day period set forth in Section 4.6(b) above, the Company (or its designee) shall be entitled, in its sole discretion, by the Company giving written notice (the "Regulatory Call Notice") to the Investor no later than 20 Business Days after such Regulatory Event first occurred, to require the Investor to sell at the Regulatory Call Purchase Price (the "Regulatory Call Right"), only the number of Regulatory Call Securities required to ensure that the Company is not deemed a BHC Subsidiary of the Investor. The Regulatory Call Notice shall specify the amount of each type of Regulatory Call Securities to be purchased, shall contain an irrevocable commitment to purchase such Regulatory Call Securities in the manner set forth in this Section 4.6(b) and shall specify the date such Regulatory Call Securities are to be sold (which date shall be no earlier than five Business Days after the date of the Regulatory Call Notice and no later than 20 Business Days after the date of the Regulatory Call Notice) (the "Regulatory Call Closing Date").

The consummation of the transactions pursuant to an exercised Regulatory Call Right shall take place on the Regulatory Call Closing Date in accordance with this Section 4.6(c), except if the Regulatory Event is cured such that there is no material restriction on the business of the Company or its Affiliates on or prior to the Regulatory Call Closing Date, then no such transactions shall take place. On the Regulatory Call Closing Date, the Company (or its designee) shall pay the Regulatory Call Purchase Price to the Investor by executing and delivering to the Investor a subordinated promissory note of the Company (or its designee) in the form attached hereto as Exhibit C (the "Regulatory Call Note") in exchange for the Regulatory Call Securities being purchased. The Investor shall cause the Regulatory Call Securities being purchased to be delivered to the Company (or its designee) at the closing free and clear of all liens, charges or encumbrances of any kind. The Investor shall take all such actions as the Company (or its designee) reasonably requests to vest in the Company (or its designee) title to the Regulatory Call Securities being purchased free of any lien, charge or encumbrance incurred by or through the Investor.

Notwithstanding anything in this Agreement to the contrary, the exercise of any Regulatory Call Right for Class A Shares shall be subject to the Company being exempt from, and there having been no regulatory proceeding commenced or threatened in respect of, any requirement or alleged requirement to make an offer to repurchase Equity Shares of any other shareholder of the Company arising by virtue of any exercise of such Regulatory Call Right, as the case may be, including any such requirement arising pursuant to the issuer bid provisions of Part XX of the Ontario Securities Act.

Investor Regulatory Covenants

. The Investor shall take all actions required by applicable Law to be taken by the Investor with respect to the Investor's investment in the Company, including (a) filing with the SEC all reports and other filings required to be filed by the Investor pursuant to the Exchange Act and (b) complying with Section 101 of the Ontario Securities Act.

PRE-EMPTIVE RIGHTS

Pre-emptive Rights

. Until the Investor Rights Expiration Date:

If the Company proposes a Financing Transaction, then the Company shall permit the Investor (the "Pre-empting Shareholder") to participate in the offering of New Securities pursuant to such Financing Transaction (the "Pre-emptive Rights") by granting the Pre-empting Shareholder the right to purchase up to that number of New Securities, at the same price and on the same terms as such New Securities are issued or sold by the Company in such Financing Transaction, so that the Pre-empting Shareholder would, after the issuance or sale of all such New Securities, Beneficially Own 35% of the Equity Shares (calculated on an as converted and fully diluted basis) (the "Proportionate Percentage").

The Company shall give the Pre-empting Shareholder written notice of its intention to issue and sell New Securities in a Financing Transaction, describing the type of New Securities, the price range in which such New Securities are intended to be sold (the "Pre-emptive Price Range") and the general terms and conditions upon which the Company proposes to issue the same. The Pre-empting Shareholder shall have 10 Business Days from the giving of such notice to agree to purchase up to that number of New Securities, for the price at which such New Securities are issued and sold (provided such price is within the Pre-emptive Price Range) and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, so that the Pre-empting Shareholder would, after the issuance or sale of all such New Securities, Beneficially Own the Proportionate Percentage.

If the Pre-empting Shareholder fails to exercise in full its Pre-emptive Rights within such 10 Business Days, the Company shall have 90 days thereafter to enter into a binding agreement to sell the remainder of the New Securities in respect of which the Pre-empting Shareholder's Pre-emptive Rights were not exercised, at a price within the Pre-emptive Price Range and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Pre-empting Shareholder pursuant to Section 5.1(b). If the Company has not entered into a binding agreement to sell the New Securities within such 90 days, the Company shall not thereafter agree to issue or sell any New Securities in a Financing Transaction, without again offering the Pre-empting Shareholder the right to purchase New Securities so that the Pre-empting Shareholder would, after the issuance or sale of all such New Securities, Beneficially Own the Proportionate Percentage of the New Securities in the manner provided above.

STANDSTILL PROVISIONS

Standstill

. During the Standstill Period, the Investor shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with others:

acquire, offer or propose to acquire or agree or seek to acquire, whether by purchase, tender or exchange offer, take-over bid or otherwise (including through the acquisition of control of another Person), Beneficial Ownership of any Equity Shares, other than:

as a result of a stock split, stock dividend, or other pro rata stock distribution to holders of Equity Shares;

pursuant to any exchange or conversion of the Debentures in accordance with their terms, including Section 5.1(b) of the Exchangeable Debentures;

pursuant to the exercise of Pre-emptive Rights in accordance with the terms of Section 5.1 hereof;

following a Non-Preemptive Rights Issuance, pursuant to one or more open market purchases from time to time; provided that immediately following any such purchase, the Investor shall not Beneficially Own Equity Shares in excess of the Investor's proportionate interest of the issued and outstanding Equity Shares (on a fully diluted basis) immediately prior to such Non-Preemptive Rights Issuance, as reduced by the amount, if any, by which such proportionate interest was reduced following the time of such Non-Preemptive Rights Issuance due to any reason other than a Non-Preemptive Rights Issuance;

pursuant to a bona fide offer by the Investor to enter into an Acquisition Transaction for all of the outstanding Equity Shares in response to the Company's public announcement that it has received and not rejected a Third Party Offer;

pursuant to the purchase of First Offer Securities in accordance with the terms of Section 3.4 hereof;

in connection with a purchase pursuant to Section 7.1 hereof that would result in the Investor Beneficially Owning at least 90% of the outstanding Equity Shares;

through the acquisition of any Person that Beneficially Owns Equity Shares; provided that (A) a significant purpose of such transaction is not to avoid the provisions of this Article IV and (B) if following such transaction the Investor, together with its Affiliates, have Beneficial Ownership of Equity Shares in excess of the number of Equity Shares permitted to be acquired in accordance with Section 6.1(a)(iv), the Investor shall, as soon as is reasonably practicable, take all action necessary to reduce any such excess; and

in the event that the issuance of the Second Viner Debenture is not approved by the shareholders of the Company at the Company's 2003 Annual Meeting of Shareholders, pursuant to one or more open market purchases from time to time; provided that immediately following any such purchase, the Investor shall not Beneficially Own Equity Shares in excess of the sum of (x) the number of Equity Shares the Investor Beneficially Owned immediately prior to such purchase plus (y) the number of Equity Shares into which the Second Viner Debenture would have been exchangeable as of the date of such purchase (had such debenture been issued); or

propose to enter into, or announce or disclose any intention to propose to enter into any tender offer, take-over bid, amalgamation, merger, consolidation or any similar acquisition or business combination transaction involving the Company or its Affiliates, or to purchase, directly or indirectly, all or a material portion of the assets of the Company or any of its Affiliates, other than:

in connection with a bona fide offer by the Investor to enter into an Acquisition Transaction for all of the outstanding Equity Shares in response to the Company's public announcement that it has received and not rejected a Third Party Offer; or

in connection with a purchase pursuant to Section 7.1 hereof that would result in the Investor Beneficially Owning at least 90% of the outstanding Equity Shares;

make, or in any way participate in any "solicitation" of "proxies" (as such terms are defined or used in regulation 14A of the Exchange Act or the Ontario Securities Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company, or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A of the Exchange Act) relating to the election of Directors, or initiate, propose or solicit holders of voting securities of the Company for the approval of any shareholder proposal; demand a copy of the Company's stock ledger or list of shareholders; call or attempt to call any meeting of the Company's shareholders; seek to elect, designate or have the right to designate any Director other than pursuant to Section 4.2 hereof; or otherwise attempt to influence control over the Company (other than pursuant to Section 4.2 or 3.3 hereof);

form, join or in any way participate in a Group or otherwise act in concert with any Person (i) for the purpose of circumventing the provisions of this Agreement or (ii) for the purpose of acquiring, holding, voting or disposing of any securities of the Company or any of its Subsidiaries;

deposit any Equity Shares in a voting trust or subject any Equity Shares to any voting arrangement, proxy or other or agreement with respect to the voting of such shares or other agreement or arrangement having a similar effect (other than any voting arrangement or agreement with respect to the voting of such shares with an Affiliate of the Investor);

arrange, assist, encourage or otherwise participate in the arranging of, financing for the purchase of any Equity Shares or options, warrants or other securities or rights convertible or exchangeable into or exercisable for any Equity Shares or any other such equity securities by any Person;

enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing activities or propose any such activities to any other Person; or

disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything contained in this Article VI to the contrary, the provisions of this Article VI shall not prohibit the Investor or its Affiliates, to the extent such activities engaged in the ordinary course of its respective business operations, from engaging in (i) proprietary and third party portfolio and asset management and merchant banking and fund activities, (ii) securities trading and brokerage activities and (iii) advisory and other investment and commercial banking activities.

Amendments to Standstill Provisions

. The Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates will request the Company or its advisors, directly or indirectly, to amend, terminate or waive any provision of this Article VI.

Applicability of Standstill Provisions on Transferees

. If the Investor Transfers Debentures or Class A Shares to a Person or Group which, following such Transfer, Beneficially Owns 10% or more of the outstanding Equity Shares (on an as converted and fully diluted basis), such Transfer shall be conditioned on such Person or Group, as the case may be, agreeing in writing in a manner reasonably acceptable in form and substance to the Company to be bound by the terms and conditions of this Article VI as if such Person or Group, as the case may be, were the Investor hereunder. Notwithstanding any such Transfer, the Investor shall remain bound by the terms and conditions of Article VI during the Standstill Period.

LIQUIDITY EVENTS

Investor Offer

.

So long as the Investor Beneficially Owns at least the Minimum Amount of Class A Shares, on any Offer Date, the Investor shall have the right to make an offer (an "Investor Offer") to acquire all of the outstanding Equity Shares (together with options, warrants and all other securities and rights convertible or exchangeable into or exercisable for any Equity Shares and securities convertible into Equity Shares); provided that (i) such Investor Offer shall include the same form and amount of per share consideration payable to the Class A Shares as is payable to the Class B Shares, and (ii) the consideration may be in the form of cash, stock or a combination of cash and stock. An Investor Offer shall be made in writing, setting forth in reasonable detail the material terms and conditions of such Investor Offer and shall be delivered to the Board. As soon as reasonably practicable following receipt of an Investor Offer, the Board shall establish a committee of Independent Directors (the "Independent Committee") to consider in good faith such Investor Offer.

In the event that an Investor Offer is approved by the Independent Committee, the Company, subject to and in compliance with all applicable Laws, shall act expeditiously and cooperate with the Investor to complete the transaction contemplated by the Investor Offer.

At the written request of the Investor, the Company shall, during the 60-day period immediately prior to any Offer Date, provide the Investor and its authorized representatives reasonable access, during regular business hours and upon reasonable notice, to conduct due diligence on the Company as they may reasonably request; provided that the Investor and its authorized representatives shall not interfere with the operation of the Company's business; provided, further, that any information provided in accordance with this Section 7.1(c) shall be subject to a customary confidentiality agreement which agreement will, among other things, prohibit the disclosure of such information to representatives of investment banks, brokerage firms, or other financial institutions that are competitors of the Company. Notwithstanding anything in this Section 7.1(c) to the contrary, in no event shall this Section 7.1(c) require the Company to provide any broker specific information to the Investor or its authorized representatives.

In the event that the Investor submits an Investor Offer on an Offer Date, then for a period of 30 days from the receipt by the Company of such Investor Offer ("Exclusivity Period"), (i) neither the Company nor its representatives or agents shall solicit offers from, negotiate with or provide financial or operating information to, any party other than the Investor for the purpose of determining any interest in any Acquisition Transaction and, (ii) the Company shall negotiate exclusively with the Investor in connection with such a transaction.

If the Company and the Investor have not entered into a definitive agreement relating to the transaction contemplated by such Investor Offer by the end of the Exclusivity Period, then for a period of 90 days following the end of such Exclusivity Period the Company shall promptly notify the Investor in the event that it engages in discussions or negotiations with any third party concerning any Acquisition Transaction, which notice shall include a summary of the nature and amount of the consideration under discussion, but shall not be required to include the identity of such third party (each, a "Third Party Bidder"). In no event shall the Company (i) be required to update any information provided to the Investor pursuant to the immediately preceding sentence or (ii) provide to any Third Party Bidder any information regarding the Company or its Subsidiaries that is not subject to a customary confidentiality agreement.

MISCELLANEOUS

Entire Agreement

. This Agreement and the exhibits, schedules and other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to their subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

Severability

. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

Notices

. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by recognized overnight courier or by facsimile transmission (receipt of which is confirmed):

(i) if to the Company, to:

Fahnestock Viner Holdings Inc.

20 Eglinton Avenue West

Suite 1110, Box 2015

Toronto Ontario M4R 1K8

CANADA

Fax: (416) 322-7007

Attention: E.K. Roberts

with a copy to:

Borden Ladner Gervais LLP

Scotia Plaza, Suite 4400

40 King Street West

Toronto, Ontario M5H 3Y4

CANADA

Attention: A. Winn Oughtred, Esq.

Telephone: (416) 367-6247

Facsimile: (416) 361-7076

Email: woughtred@blgcanada.com

(ii) if to Significant Shareholder I Individual, Significant Shareholder I L.P., Significant Shareholder I Limited or the Foundation:

Phase II Financial Ltd.

c/o Fahnestock & Co., Inc.

125 Broad Street

New York, NY 10004

Fax: (212) 943-8728

Attention: Albert G. Lowenthal

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Fax: (212) 735-2000

Attention: Patricia Moran, Esq.

(iii) if to Significant Shareholder II Individual or Significant Shareholder II Limited:

Elka Estates Limited

c/o Fahnestock Viner Holdings, Inc.

20 Eglinton Avenue West

Toronto, Ontario M4R 1K8

CANADA

Fax: (416) 322-7007

Attention: E.K. Roberts

with a copy to:

Borden Ladner Gervais LLP
Scotia Plaza, Suite 4400
40 King Street West
Toronto, Ontario M5H 3Y4
CANADA
Attention: A. Winn Oughtred, Esq.
Telephone: (416) 367-6247
Facsimile: (416) 361-7076
Email: woughtred@blgcanada.com

(iv) if to the Investor, to:

Canadian Imperial Bank of Commerce
Commerce Court West
Toronto, Ontario M5L 1A2
Canada
Fax: (917) 332-4320
Attention: Gerry McCaughey

with a copy to:

Canadian Imperial Bank of Commerce
245 Park Avenue
42nd Floor
New York, NY 10167
Fax: (917) 332-4320
Attention: General Counsel

with a copy to:

Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019-5820
Attention: James B. Carlson, Esq.
Telephone: (212) 506-2515
Facsimile: (212) 849-5515
Email: jcarlson@mayerbrownrowe.com

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, on the third Business Day following the date on which so mailed, on the Business Day following the date on which delivered to the overnight courier service and on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

Successors and Assigns

. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Except for Transfers in accordance with Sections 3.2 or 6.3, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by (i) the Investor without the consent of the Significant Shareholders and the Company, except to any Permitted Transferee of the Investor which is or becomes the holder of any of the Securities, (ii) any Significant Shareholder, without the prior written consent of the Investor, and (iii) the Company without the consent of the Investor.

Third-Party Beneficiaries

. This Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

Recapitalization, Etc.

In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Equity Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Equity Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, the original rights and obligations of the parties hereto under this Agreement.

Amendments and Waivers

. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Fees and Expenses

. Except as otherwise contemplated in this Agreement, whether or not this Agreement and the transactions contemplated hereby are consummated, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, in anticipation of, or in the enforcement of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Termination

. The covenants and agreements contained in this Agreement shall terminate only expressly in accordance with their respective terms. In addition to the termination provisions set forth in Section 8.20, this Agreement shall terminate and the rights and obligations of the parties hereto shall have no force or effect upon the date as of which the Investor no longer Beneficially Owns any Equity Shares.

Headings

. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Governing Law

. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO APPLICABLE HERETO.

Waiver of Jury Trial

. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Consent to Jurisdiction

. Each of the parties hereto expressly and irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Ontario Superior Court of Justice in Toronto in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request or leave from such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court, and (d) waives any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

Specific Performance

. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

Subsidiaries

. The parties agree that obligations pursuant to this Agreement with respect to their respective Subsidiaries and Affiliates are limited to their rights and powers with respect to such Persons.

Counterparts

. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Construction

.

For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive and (v) the Company, the Significant Shareholders and the Investor (and any other Person who becomes party hereto as permitted hereby) will be referred to herein individually as a "party" and collectively as "parties."

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Any reference to any federal, provincial, state, local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

Further Assurances

. Each of the Significant Shareholders in its capacity as a shareholder hereby agrees that it shall use its reasonable best efforts to assure the Company's compliance with the provisions of this Agreement and the Registration Rights Agreement. From time to time after the date of this Agreement, at the request of any other party hereto and at the expense of the party so requesting, the Investor, the Significant Shareholders and the Company shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Guarantee by Investor

. In the event Investor assigns this Agreement to any Permitted Transferee pursuant to Section 8.4, Investor hereby absolutely and unconditionally guarantees that such assignee will perform all of the obligations of the Investor under this Agreement. Investor shall also reimburse the Company and any of the Significant Shareholders, as the case maybe, for reasonable fees and expense (including reasonable fees of counsel) incurred in successfully enforcing the guarantee obligations set forth in this Section 8.19.

Effectiveness.

Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Agreement shall be effective as follows: (a) Articles I, II and VIII and Sections 3.1(b) and 3.8 shall be effective as of the date of this Agreement; (b) all other provisions of this Agreement shall be effective as of the Closing Date; provided that, in the event that the Asset Purchase Agreement is terminated pursuant to its terms, this Agreement, other than Section 8.8 and this Section 8.20 which shall survive any termination of this Agreement, shall terminate and become void and of no further force and effect without further action by any party hereto as of the date of such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

FAHNESTOCK VINER HOLDINGS INC.

By: /s/ Elaine Roberts________________
Name: Elaine Roberts
Title: President

CANADIAN IMPERIAL BANK OF COMMERCE

By: /s/ Gerry McCaughey
Name: Gerry McCaughey
Title: Senior Executive Vice President

/s/ A.G. Lowenthal
Albert G. Lowenthal

PHASE II FINANCIAL L.P.

By: /s/ A. G. Lowenthal
Its: General Partner

PHASE II FINANCIAL LIMITED

By: /s/ A.G. Lowenthal
Name: A.G. Lowenthal
Title:

THE ALBERT G. LOWENTHAL FOUNDATION

By: /s/ A.G. Lowenthal
Name: A.G. Lowenthal
Title:

THE FOLLOWING ARE PARTIES TO THIS AGREEMENT SOLELY WITH RESPECT TO ARTICLES I, II, III, AND VIII:

/s/ Olga Roberts
Olga Roberts

ELKA ESTATES LIMITED

By: /s/ Olga Roberts
Name: Olga Roberts
Title: